Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

Chase Corporation Announces Fiscal Third Quarter 2023 Results

Quarterly Revenue Increased 20.3% Year-Over-Year

Company-Wide Inventory Reduction Plan Well Underway

Disciplined Capital Allocation Drove Further Debt Payments

Westwood, MA – July 6, 2023 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, today announced financial results for the third fiscal quarter ended May 31, 2023.

Fiscal Third Quarter and Year-to-Date Financial and Recent Operational Highlights

●	Total Revenue grew 20.3% to $106.6 million, and 27.9% to $303.8 million, in the third quarter and first nine-months of fiscal 2023, respectively
●	Gross Margin of 37.7% (40.2% excluding NuCera) in the third quarter of fiscal 2023, compared to 38.6% in the third quarter of fiscal 2022; Gross Margin of 36.5% (39.6% excluding NuCera) in the first nine-months of fiscal 2023, compared to 37.4% in the first-nine months of fiscal 2022
●	Net Income was $12.1 million, or $1.27 per diluted share, compared to $15.5 million, or $1.64 per diluted share in the third quarter of fiscal 2022, with the reduction primarily due to additional $3.1 million ($0.24 per diluted share) incremental amortization expense related to the NuCera business
●	Free Cash Flow was $21.4 million and $36.1 million in the third quarter and first-nine months of fiscal 2023, respectively, compared to Free Cash Flow of $10.2 million and $17.2 million in the third quarter and first-nine months of fiscal 2022, respectively
●	Adjusted EBITDA grew 15.2% to $26.3 million and 28.2% to $73.5 million in the third quarter and first-nine months of fiscal 2023, respectively, compared to Adjusted EBITDA of $22.8 million and $57.3 million in the third quarter and first-nine months of fiscal 2022, respectively

Adam P. Chase, President and Chief Executive Officer of Chase Corporation, said, “We are pleased by Chase’s continued operational excellence in the fiscal third quarter, including continued progress against our key growth initiatives and inventory reduction efforts. Increased inorganic growth from our NuCera business, coupled with tailwinds from our now fully realized price increases, drove much of our year-over-year revenue improvement. Our Adhesives, Sealants and Additives, and Industrial Tapes segments led sales in the quarter, predominately due to continued inorganic revenue from our NuCera business and increased demand seen in our electronic and industrial coatings product lines, as well as our specialty products and pulling and detection product lines. Conversely, our Corrosion Protection and Waterproofing segment experienced a moderate decline due to lower sales volume and customer destocking over the comparative period, tempering the quarter’s results.”

Mr. Chase added, “Although we enjoyed revenue strength in the period, there was a slight decline in gross margin in the third fiscal quarter and year-to-date period.  This stepdown can be attributed to lower than historical gross margin from the NuCera business, as well as some impact from customer destocking and inventory reduction initiatives. As we continue integrating NuCera, our focus remains on establishing further operational efficiencies. However, excluding NuCera, Chase’s margin profile surpassed the prior year’s margins, demonstrating the Company’s continued commitment to financial discipline.”

Mr. Chase continued, “We are actively executing our previously announced inventory reduction plan, thus enhancing our cash flow and positioning the business to make additional payments toward our Long-Term Debt. Additionally, the Company made strides toward its ongoing consolidation and optimization initiative, having moved out of NuCera’s Woodlands, TX facility and subleasing the office in the third quarter. Chase continues to prioritize its proven growth strategy of maintaining financial flexibility, cost management, and minimizing its corporate footprint. We continue to evaluate additional opportunities to improve our profitability profile and further integrate the NuCera business.”

Mr. Chase concluded, “Our team is excited for the remainder of fiscal year 2023 and is prepared to continue growing our Company both organically and inorganically, as well as continued synergies. We would like to thank our Chase employees for their continued dedication to our business, customers, and operational excellence.”

Michael J. Bourque, Chase Corporation’s Treasurer and Chief Financial Officer, stated, “We are keenly focused on the integration of NuCera, and are pleased with continued demand for our Adhesives, Sealants and Additives and Industrial Tapes segments in the fiscal third quarter. Our inventory reduction initiative coupled with a moderated macro environment created an attractive opportunity for Chase to execute $50 million in payments in the nine-month period of fiscal 2023 on our revolver debt, increasing debt availability to $170 million. Additionally, Chase made payments of $10 million during the month of June on our revolving debt facility, reducing our outstanding debt balance to $120 million and increasing our debt availability to $180 million. It is our intent to continue accelerating debt paydown as much as possible in future quarters. Our balance sheet remains healthy with $43 million of cash and a current ratio of 5.2 as of May 31, 2023. Chase is well positioned to maintain financial flexibility, continue to pay down debt, and deliver for our dedicated customers.”

Segment Results

Adhesives, Sealants and Additives

	Three Months Ended May 31,		Nine Months Ended May 31,
	2023	2022	2023	2022
Revenue	$55,083	$36,771	$159,370	$99,600
Cost of products and services sold	33,620	21,073	100,621	59,828
Gross Margin	$21,463	$15,698	$58,749	$39,772
Gross Margin %	39%	43%	37%	40%

Revenue for our Adhesives, Sealants and Additives segment increased in the third quarter and year-to-date period against the comparable prior year periods. The segment revenue increased $18.3 million, or 50% and $59.8 million, or 60% in the current quarter and year-to-date period, respectively. The third quarter and year-to-date revenue increase was predominately due to the inorganic growth from our NuCera business acquired on the first day of fiscal 2023, totaling $16.2 million and $53.9 million in the third quarter and year-to-date period, respectively. The remaining revenue increase for the third fiscal quarter and first nine-month period of the fiscal year was primarily attributed to sales price increases realized over the comparable prior periods and increased demand for our world-wide focused electronic and industrial coatings product line, totaling $5.7 million and $9.1 million in the third quarter and nine-month period of fiscal 2023. Partially offsetting this increase in revenue in the third fiscal quarter and year-to-date period was reduction in revenue in our organic functional additives product line due to decreased customer demand in North America over the comparable prior fiscal quarter, totaling $3.6 million and $3.2 million in the current fiscal quarter and year-to-date period, respectively.

Industrial Tapes

	Three Months Ended May 31,		Nine Months Ended May 31,
	2023	2022	2023	2022
Revenue	$40,927	$38,329	$116,987	$104,420
Cost of products and services sold	26,609	25,836	75,805	69,845
Gross Margin	$14,318	$12,493	$41,182	$34,575
Gross Margin %	35%	33%	35%	33%

Revenue for our Industrial Tapes segment increased in the third quarter and year-to-date period over the comparable prior year periods. The segment revenue increased $2.6 million, or 7% and $12.6 million, or 12% in the current quarter and year-to-date period, respectively. Sales price increases realized over the prior year periods and increased demand for our North American-focused specialty products and pulling and detection product line, which increased by $4.1 million and $6.6 million, respectively, positively impacted revenue for the third quarter and year-to-date period. In addition, our North American-focused cable materials product line continues to experience a year-to-date increase in revenue over the comparable year-to-date period, totaling $7.8 million. Partially offsetting the increase in third quarter revenue was a decrease in demand in our cable materials product line over the comparable prior year quarter due to increased demand in the previous year attributed to customer inventory increase initiatives in reaction to supply chain shortages, totaling a decrease of $467,000. Also tempering the overall increase in revenue for the segment was a third quarter and year-to-date reduction in sales volume from our Asia-focused electronic materials product line, totaling $991,000 and $1.8 million in the current quarter and year-to-date period, respectively.

Corrosion Protection and Waterproofing

	Three Months Ended May 31,		Nine Months Ended May 31,
	2023	2022	2023	2022
Revenue	$10,635	$13,519	$27,461	$33,562
Cost of products and services sold	6,208	7,529	16,632	18,957
Gross Margin	$4,427	$5,990	$10,829	$14,605
Gross Margin %	42%	44%	39%	44%

Revenue in the Company’s Corrosion Protection and Waterproofing segment decreased in the third quarter and year-to-date period over the comparable prior year periods. The segment revenue decreased $2.9 million, or 21% and $6.1 million, or 18% in the current quarter and year-to-date period, respectively. Negatively impacting sales for the segment was a reduction in sales volume for our building envelope product line over the comparable prior year periods attributed to customer destocking, totaling $600,000 and $3.2 million in the third quarter and year-to-date periods, respectively. Also, negatively impacting sales for the segment was a reduction in sales volume for our coating and linings product line in the third quarter and year-to-date period primarily attributed to delayed customer projects due to the extended rainy season in the west coast of North America. This was coupled with increased prior year demand due to customer inventory increase initiatives in reaction to supply chain shortages, totaling $550,000 and $1.5 million in the current quarter and year-to-date period. Additionally, negatively impacting segment sales was our pipeline coatings product line attributed to delayed projects in the Middle East market over the prior comparable quarter and year-to-date period coupled with customer destocking initiatives in North American oil and gas markets, totaling $1.6 million and $1.6 million in the current quarter and year-to-date period, respectively. Furthermore, negatively impacting segment sales was decreased demand in our bridge and highway product line for the third quarter due to delayed bridge and highway projects in North America, totaling $103,000. However, our bridge and highway product line is experiencing an increase in revenue for the year-to-date period, totaling $158,000.

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are non-GAAP financial measures. The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance. The Company believes Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. However, Chase’s calculation of Adjusted net income, Adjusted diluted

EPS, EBITDA, Adjusted EBITDA and Free cash flow may not be comparable to similarly-titled measures published by others. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. This press release provides reconciliations from the most directly comparable financial measure presented in accordance with U.S. GAAP to each non-GAAP financial measure.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases including, but not limited to, “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.”  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; the highly competitive environment in which the Company operates; as well as expected impact of the coronavirus disease (COVID-19)  pandemic on the Company's businesses. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company does not assume any obligation to update or revise any forward-looking statement made in this release or that may from time to time be made by or on behalf of the Company. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of the Company’s Annual Report on Form 10-K for the year ended August 31, 2022.

Investor & Media Contact:

Jackie Marcus or Ashley Gruenberg

Alpha IR Group

Phone: (617) 466-9257

E-mail: CCF@alpha-ir.com

or

Shareholder & Investor Relations Department

Phone: (781) 332-0700

E-mail: investorrelations@chasecorp.com

Website: www.chasecorp.com

The following table summarizes the Company’s unaudited financial results for the three and first nine months ended May 31, 2023 and 2022.

	Three Months Ended May 31,		Nine Months Ended May 31,
All figures in thousands, except per share figures	2023	2022	2023	2022
Revenue	$106,645	$88,619	$303,818	$237,582
Costs and Expenses
Cost of products and services sold	66,437	54,438	193,058	148,630
Selling, general and administrative expenses	19,189	13,807	59,232	40,307
Research and product development costs	1,527	1,186	4,481	3,274
Operations optimization costs	215	59	1,506	707
Acquisition-related costs	—	—	29	—
Loss on impairment/write-off of long-term assets	331	—	1,193	—
Loss (Gain) on contingent consideration	129	(474)	563	(199)
Operating income	18,817	19,603	43,756	44,863
Interest expense	(2,361)	(89)	(6,886)	(262)
Other (expense) income	(308)	(166)	(1,130)	231
Income before income taxes	16,148	19,348	35,740	44,832
Income taxes	4,056	3,803	8,421	10,434
Net income	$12,092	$15,545	$27,319	$34,398
Net income per diluted share	$1.27	$1.64	$2.87	$3.62
Weighted average diluted shares outstanding	9,463	9,431	9,451	9,435
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$12,092	$15,545	$27,319	$34,398
Interest expense	2,361	89	6,886	262
Income taxes	4,056	3,803	8,421	10,434
Depreciation expense	2,172	878	6,708	2,654
Amortization expense	4,941	2,925	18,721	9,092
EBITDA	$25,622	$23,240	$68,055	$56,840
Loss (Gain) on contingent consideration	129	(474)	563	(199)
Operations optimization costs	215	59	1,506	707
Acquisition-related costs	—	—	29	—
Purchase accounting adjustments	—	—	2,200	—
Loss on impairment/write-off of long-term assets	331	—	1,193	—
Adjusted EBITDA	$26,297	$22,825	$73,546	$57,348

	Three Months Ended May 31,		Nine Months Ended May 31,
	2023	2022	2023	2022
Reconciliation of net income to adjusted net income
Net income	$12,092	$15,545	$27,319	$34,398
Stock based compensation excess tax loss (gain)	4	—	(127)	10
Loss on contingent consideration	129	(474)	563	(199)
Operations optimization costs	215	59	1,506	707
Acquisition-related costs	—	—	29	—
Purchase accounting adjustments	—	—	2,200	—
Loss on impairment/write-off of long-term assets	331	—	1,193	—
Income taxes *	(142)	87	(1,153)	(107)
Adjusted net income	$12,629	$15,217	$31,530	$34,809
Adjusted net income per diluted share (Adjusted diluted EPS)	$1.32	$1.60	$3.31	$3.66

* For the three and first nine months ended May 31, 2023 and 2022, represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our effective U.S. statutory Federal tax rate for fiscal 2023 and 2022.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2023	2022	2023	2022
Reconciliation of cash provided by operating activities to free cash flow
Net cash provided by operating activities	$22,624	$11,529	$41,815	$20,286
Purchases of property, plant and equipment	(1,269)	(1,334)	(5,729)	(3,103)
Free cash flow	$21,355	$10,195	$36,086	$17,183